                           TRIPLE CROWN VARIABLE ANNUITY
                         UNION SECURITY INSURANCE COMPANY

                                FILE NO. 333-65231

      SUPPLEMENT DATED NOVEMBER 1, 2005 TO THE PROSPECTUS DATED MAY 2, 2005

Effective November 1, 2005, the prospectuses for the underlying Funds may no longer be bound together with the prospectus for your Contract. You may obtain a copy of the Fund's prospectus by contacting us.

Effective November 1, 2005, the following changes are made to disclosure in the Section entitled "The Contract:"

Under the sub-section entitled "What Restrictions Are There on My Ability to Make a Sub-Account Transfer?" the last paragraph is deleted and replaced with the following:

     Hartford attempts to curb frequent transfers in the following ways:

     --   20 Transfer Rule; and
     --   Abusive Transfer Policy.

Under the sub-section entitled "Abusive Transfer Policy," the following is added as the fifth bullet in the second paragraph:

     -- the policies and procedures of a potentially affected underlying Fund regarding frequent trading.

Under the sub-section entitled "Abusive Transfer Policy," the following disclosure is added as the second to last paragraph:

     Upon request by an underlying Fund, and subject to applicable law, we may provide the underlying Fund with the Tax Identification Number, and other identifying information contained in our records, of Contract Owners that engaged in Sub-Account transfers that resulted in our purchase, redemption, transfer or exchange of the shares of that underlying Fund.

Under the sub-section entitled "Third Party Transfer Service Agreements," the first sentence is deleted and replaced with the following:

     In the past, Contract Owners that made an initial Premium Payment of $1 million or more, or who were acting on behalf of multiple Contract Owners with aggregate Contract values of $2 million or more, were required to sign a separate agreement with us that included additional restrictions on their ability to request Sub-Account transfers.


  THIS SUPPLEMENT SHOULD BE RETAINED WITH THE PROSPECTUS FOR FUTURE REFERENCE.

HV-5300